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                                                                      EXHIBIT A
                              AMENDED AND RESTATED
                                CONVERTIBLE NOTE

$6,000,000                                                     Boulder, Colorado
                                                                Originally dated
                                                               November 12, 1996
                                                      Amended and Restated as of
                                                                January 13, 1997

        FOR VALUE RECEIVED, the adequacy of which is hereby acknowledged, Black Hawk Gaming & Development Company, Inc., a Colorado corporation with its principal office located at 2060 Broadway, Suite 400, Boulder, Colorado 80302 (the "Maker"), hereby promises to pay to the order of Diversified Opportunities Group Ltd. (the "Holder") with its principal office located at 1231 Main Avenue, Cleveland, Ohio 44113, the principal sum of Six Million Dollars ($6,000,000.00), or so much thereof as shall have been advanced by the Holder at any time and not hereafter repaid, together with interest thereon from the date hereof until payment in full at the Charged Rate (as defined below). This Convertible Note (the "Note") is issued pursuant to that certain Amended and Restated Purchase Agreement dated November 12, 1996 (the "Purchase Agreement") between the Maker and the Holder.

1.      PAYMENT OF PRINCIPAL
        All principal outstanding hereunder shall be due in one payment, in full, on November 12, 1998. Principal of and interest on this Note are payable in lawful money of the United States of America at the Holder's address stated above, or at such other place as the Holder shall designate to the Maker in writing.


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2.      INTEREST
        a. For purposes of this Note, the following terms shall have the meanings given them in this subsection a.:
               i. "Adjusted Eurodollar Rate": For each calendar month until this Note is paid in full, the rate (rounded upward, if necessary, to the next one hundredth of one percent) determined by dividing the Eurodollar Rate for such Interest Period by 1.00 minus the Eurodollar Reserve Percentage;
               ii. "Eurodollar Business Day": A day (other than a Saturday, Sunday or legal holiday) on which banks are open for business in New York City and on which there is trading by and between banks in United States dollar deposits in the interbank Eurodollar market.
               iii. "Eurodollar Rate": For each calendar month, the interest rate per annum (rounded upward, if necessary, to the next one-sixteenth of one percent) at which United States dollar deposits are offered to First Bank National Association (the "Bank") in the interbank Eurodollar market two Eurodollar Business Days prior to the first day of such calendar month for delivery in immediately available funds on the first day of such month and in an amount approximately equal to the outstanding principal amount of the Note and for a thirty
                    (30) day maturity; provided, that in lieu of determining the rate in the foregoing manner, the Holder may substitute the per annum Eurodollar rate

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                    (LIBOR) for United States dollars displayed on the Telerate
                    Systems, Inc. screen, page 3750 (or other applicable page), on the first day of such calendar month.
               iv. "Eurodollar Reserve Percentage": As of any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Federal Reserve Board for determining the maximum reserve requirement (including any basic, supplemental or emergency reserves) for a member bank of the Federal Reserve System, with deposits comparable in amount to those held by the Bank, in respect of "Eurocurrency Liabilities" as such term is defined in Regulation D of the Federal Reserve Board. The rate of interest applicable to the outstanding principal balance of the Note shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.
        b. This Note shall bear interest on the unpaid principal amount at a variable rate per annum equal to the sum of (1) the Adjusted Eurodollar Rate, plus (2) two percent (2.00%) (the "Charged Rate"). The Charged Rate shall be adjusted monthly on the first day of each calendar month and each change in the Charged Rate shall result immediately, without notice or demand of any kind, in a corresponding change in the interest rate under the Note. Interest shall be payable on the last day of each calendar quarter, and, in the event of a permitted prepayment, on the date of such prepayment. The Holder shall

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               provide the Maker with notice of the Charged Rate periodically in order to permit the Maker to make timely payments hereunder.
        c. Any amount not paid when due under this Note, whether at the date scheduled for payment or earlier upon acceleration, shall bear interest until paid in full at a rate per annum equal to the Charged Rate plus four percent (4.00%) (the "Default Rate").
3.      FACILITY FEE
        Maker shall pay to Holder an annual facility fee (the "Facility Fee") equal to 1/4 of 1% of the amount of principal outstanding hereunder. The
Facility Fee shall be due and payable to Holder on the date hereof and on the same day of each subsequent year until this Note is paid in full.
4.      SECURITY
        This Note is be secured by a first priority lien on the Maker's interest in the LLC (as defined in the Purchase Agreement) equal to 100% of the Maker's Membership Interest and the products and proceeds thereof, including but not limited to, its Capital Interest, interest in the Net Profits and Net Losses and Net Cash Flow of the LLC (each as defined in the Operating Agreement for the LLC (the "Operating Agreement")), and all other rights and privileges associated with Maker's membership in the LLC; provided, however, that the Holder's remedies upon an Event of Default hereunder shall be limited as set forth in
Section 11 b., below. The Holder and BH Entertainment Ltd. ("Entertainment") are the other members of the LLC.

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5.      PROFIT PARTICIPATION. In addition to the interest payable pursuant to
Section 2, until conversion of the entire unpaid principal balance of the Note in accordance with Section 8, below, Maker shall pay to the Holder, as and when received by the Maker, 40% of the Net Cash Flow distributed by the LLC to the Maker.
6. PREPAYMENT Except as may be required by the Commission, the Division or other Governmental Authority (all as defined in the Purchase Agreement), the Maker may not prepay this Note without the prior written consent of the Holder.
7. COVENANTS. So long as any indebtedness under this Note remains outstanding, Maker shall not, without the prior written consent of the Holder:
        a. directly or indirectly declare or pay any dividends or make any distributions upon any of its common stock or other equity securities;
        b. except with respect to the Maker's obligation to acquire 12,500 shares of its common stock pursuant to a put option incurred by the Maker when it acquired certain property, directly or indirectly redeem, purchase or otherwise acquire any of the Maker's common stock or other equity securities (including, without limitation, options and other rights to acquire such common stock or other equity securities), or directly or indirectly redeem, purchase or make any payments with respect to any stock appreciation rights, phantom stock plans or similar rights or plans;
        c. except with respect to the exercise of warrants and options currently outstanding as shown on Schedule 5(c) to the Purchase Agreement, authorize, issue or enter into any agreement providing for the issuance (contingent or otherwise) of (i) any notes or debt securities containing equity features (including, without limitation, any notes or debt

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securities convertible into or exchangeable for capital stock or other equity securities, issued in connection with the issuance of capital stock or other equity securities or containing profit participation features) or (ii) any capital stock or other equity securities (or any securities convertible into or exchangeable for any capital stock or other equity securities); PROVIDED, that the Maker may, without the Holder's consent, issue up to an aggregate of 100,000 shares of its common stock;
        d. merge or consolidate with any person or permit any subsidiary to merge or consolidate with any person (other than a wholly-owned subsidiary); provided, that a subsidiary may merge with another person so long as after such merger the Maker owns at least 80% of the (i) capital stock of the surviving corporation possessing the right to vote for the election of directors and (ii) number of shares of the common stock of the surviving corporation then outstanding;
        e. sell, lease or otherwise dispose or, or permit any subsidiary to sell, lease or otherwise dispose of, more than 50% of the consolidated assets of the Maker and its subsidiaries (computed on the basis of book value, determined in accordance with generally accepted accounting principles consistently applied, or fair market value);
        f. except with respect to the sale of the Maker's subsidiary formed for the purpose of obtaining a gaming license in downtown Oklahoma City, Oklahoma with the Sac and Fox Indian Nation, issue or sell any shares of the capital stock, or rights to acquire shares of the capital stock, of any subsidiary to any person (other than the Holder or a permitted assignee of the Holder) if immediately after such issuance or sale the Maker owns

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less than 80% of the (i) capital stock possessing the right to vote for the election of directors and (ii) the number of shares of the common stock of any subsidiary then outstanding;
        g. liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction (including, without limitation, any reorganization into a limited liability company or into partnership or other non-corporate form);
        h. make any amendment to the Articles of Incorporation or the Maker's bylaws or file a resolution of the Board of Directors with the Colorado Secretary of State containing any provisions, which would increase the number of authorized shares of common stock of the Maker or adversely affect or otherwise impair the rights of the Holder under the Agreement; or
        i. create, incur or assume, or permit any subsidiary to create, incur or assume additional indebtedness in excess of $1,000,000.

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8.      CONVERSION
        a. All or any portion of the unpaid principal balance shall be convertible into shares of common stock of the Maker, $.001 par value per Share (the "Common Stock") at any time upon the election of the Holder and, if not yet fully converted, shall, provided the provisions of Article XI of the Operating Agreement do not apply, automatically be converted, at such time as (i) the Holder has acquired or received all necessary and appropriate regulatory, licensing and other approvals (to permit the Holder to convert the Note and hold the resulting Conversion Shares) from the Colorado Division of Gaming (the "Division"), the Colorado Limited Gaming Control Commission (the "Commission") and the state and local liquor licensing authorities and (ii) the Commission approves the issuance to the LLC of a retail gaming license for the proposed casino of the LLC. The number of shares of Common Stock into which this Note may be converted ("Conversion Shares") shall be determined by dividing the amount of the then unpaid principal balance of this Note specified in the notice described in Section 8.c. below for conversion by $5.25 (the "Conversion Price").
        b. Any Conversion Shares shall have the registration rights set forth in the Registration Agreement among the Maker, the Holder and certain shareholders of the Maker dated of even date herewith.
        c. Before the Holder shall be entitled to convert this Note into Conversion Shares in the event of an optional conversion by the Holder, it shall give written notice by mail, postage prepaid, to the Maker at its principal corporate office, of the election to convert the same. Such notice shall state therein the date on which such conversion will

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occur. The Maker at its own expense shall, as soon as practicable thereafter or as soon as practicable after the issuance of the retail gaming license for the LLC's casino in the event of an automatic conversion, issue and deliver at such office to the Holder of this Note a certificate or certificates for the number of Conversion Shares to which the Holder of this Note shall be entitled. At the time such certificates are issued, accrued interest on the amount of principal so converted shall be paid by the Maker to the Holder. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of conversion specified in such written notice, or, on the date of issuance of the retail gaming license to the LLC in the event of an automatic conversion, and the Holder of this Note shall be treated for all purposes as the record holder of such Conversion Shares. To the extent that the entire unpaid principal balance of this Note is not being converted in Conversion Shares, the Maker of this Note shall credit the Note on its books to the extent of the principal being converted by the Holder into Conversion Shares.
        d. No fractional share of Common Stock shall be issued upon conversion of this Note. In lieu of the Maker issuing any fractional share to the Holder upon the conversion of this Note, the Maker shall pay, in cash, to the Holder the amount of outstanding principal that is applicable to such fractional share.
        e. At its expense, the Maker shall, as soon as practicable thereafter, issue and deliver to such Holder at such principal office a certificate or certificates for the number of Conversion Shares to which the Holder shall be entitled upon such conversion (bearing such legends as are required by applicable state and federal securities and other laws in the opinion of counsel to the Maker), together with any other securities and property to which

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the Holder is entitled upon such conversion under the terms of this Note, including a check payable to the Holder for any cash amounts payable as described above and for all amounts of interest accrued as of the date of conversion. Such conversion shall be deemed to have been made immediately prior to the close of business on the date specified in such notice and on and after such date the Holder of this Note entitled to receive the Conversion Shares shall be treated for all purposes as the record holder of such Conversion Shares. Upon conversion of this Note and delivery of the check described above, the Maker shall be forever released from all its obligations and liabilities under this Note to the extent of the amount of unpaid principal which the Holder has elected to convert into Conversion Shares.
9.      CONVERSION PRICE ADJUSTMENTS.
        a. In the event the Maker should at any time or from time to time after the date of issuance hereof fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of this Note shall be appropriately decreased so

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that the number of Conversion Shares issuable upon conversion of this Note shall be increased in proportion to such increase of outstanding shares.
        b. If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for this Note shall be appropriately increased so that the number of Conversion Shares issuable on conversion hereof shall be decreased in proportion to such decrease in outstanding shares.
        c. In the event of (i) any taking by the Maker of a record of the holders of any class of securities of the Maker for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or (ii) any capital reorganization of the Maker, any reclassification or recapitalization of the capital stock of the Maker or any transfer of all or substantially all of the assets of the Maker to any other person or any consolidation or merger involving the Maker, or (iii) any voluntary or involuntary dissolution, liquidation or winding up of the Maker, the Maker will mail to the Holder of this Note a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right, (B) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective and the record date for determining stockholders entitled to vote thereon and (C) the new Conversion Price after giving effect to the adjustment event,

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which new Conversion Price shall represent an appropriate increase or decrease in the Conversion Price to preserve the proportionate amount of Conversion Shares. Such notice shall be mailed at least twenty (20) days prior to the date described in clause (A) or (B) above.
        d. The Maker shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the Note into such number of Conversion Shares as shall from time to time be sufficient to effect the conversion of the Note; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of the entire outstanding principal amount of this Note, in addition to such other remedies as shall be available to the Holder of this Note, the Maker will use its best efforts to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.
10.     EVENTS OF DEFAULT
        "Event of Default," whenever used herein, means any one or more of the following defaults shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):
               i. Default in the payment of any installment of interest, the Facility Fee,

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        the principal of this Note or any other amount payable hereunder when such payment becomes due and payable, whether at maturity, by acceleration or otherwise, and such default shall continue unremedied for a period of fifteen (15) days;
               ii. Default in the performance or breach of any other agreement, covenant or warranty of the Maker contained in this Note, and such default or breach shall continue unremedied for a period of thirty (30) days after the date on which written notice of such default or breach, requiring the Maker to remedy the same, shall have been given to the Maker by the Holder, or such longer period provided that the default is of a nature that cannot be remedied within 30 days and the Maker has within the thirty (30) day period instituted curative action and diligently and continuously pursues such action to completion;
               iii. The entry of a decree or order by a court having jurisdiction adjudging the Maker a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Maker under federal bankruptcy law or any similar federal or state law for the relief of debtors ("Bankruptcy Law"), or appointing a receiver, liquidator, assignee, trustee, conservator, sequestrator or assignee in bankruptcy or insolvency of the Maker or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and such decree or order shall have continued undischarged and unstayed for a period of thirty (30) days;
               iv. The Maker shall commence a voluntary case or shall consent to the entry of an order for relief in any involuntary case under Bankruptcy Law, or shall

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        consent to the appointment of or taking possession by a receiver, liquidator, custodian, sequestrator, trustee or assignee of any substantial part of its property, or shall make an assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due;
               v. There shall have occurred any circumstance or event which, upon the lapse of time, the giving of notice, or both, would constitute an event of default under any other indebtedness of the Maker, except if the same is cured or waived within any applicable grace period;
               vi. The Maker shall have failed to give written notice within five (5) days after the occurrence of the event or circumstances described in clause (v), above;
               vii. Entertainment delivers a notice to the Maker that pursuant to the terms of the Operating Agreement, it is electing its Purchase Right of the Maker's Membership Interest in the LLC, or an event occurs that pursuant to the terms of the Operating Agreement would subject all of the Maker's Membership Interest in the LLC to automatic and immediate termination; or
               viii. Breach or default by the Maker of any representation, warranty, agreement or covenant pursuant to the Purchase Agreement or any other agreement between the Holder and the Maker.
11.     REMEDIES
        a. Subject to subsection b., below, if an Event of Default occurs and is continuing (unless waived in writing by the Holder), then, and in each and every case, unless the entire principal of this Note already shall have become due and payable, the Holder may, by a

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notice in writing to the Maker, declare the principal and the accrued interest on this Note to be immediately due and payable. The principal and accrued interest on this Note shall become and shall be immediately due and payable upon such declaration.
        b. The following provisions shall apply if an Event of Default shall occur. The principal and accrued interest on this Note shall be immediately due and payable without any notice or other action being required on the part of Holder. If the Event of Default consists of Entertainment's election of a Purchase Right, then the Holder's remedies for this Event of Default shall be limited to the extent and in the circumstances provided in the Operating Agreement. If the Event of Default is one that causes the automatic termination of the Maker's Membership Interest, and the Membership Interest of the Holder as a result increases in accordance with the provisions of the Operating Agreement, then the Holder shall transfer the Note to the LLC as provided by the Operating Agreement and shall exercise no remedies thereunder inconsistent with its obligations as set out under the Operating Agreement. In the event of any other Event of Default hereunder, then Holder's remedies shall be limited in the same manner as if the Event of Default consists of Entertainment's election of the Purchase Right under the Operating Agreement. In any event, provided all of the applicable provisions of Section 11.2(b) of the Operating Agreement occur, Holder shall take no further action against the Maker to enforce payment under the Note, except for the payment of accrued but unpaid interest.
12.     MISCELLANEOUS
        a. The Maker hereby waives presentment, notice of dishonor, protest and diligence in bringing suit against the Maker. Acceptance by the Holder of any payment

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which is less than the full amount then due and owing hereunder shall not constitute a waiver of the Holder's right to receive payment in full at such time or at any prior or subsequent time. The Maker consents that the time of payment may be extended an unlimited number of times before or after maturity without notice to the Maker, and that the Maker shall not be discharged by reason of any such extension or extensions of time. No delay or omission on the part of the Holder in exercising any right hereunder shall operate as a waiver of such right or any other right under this Note. A waiver on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any future occasion.
        b. Notwithstanding the foregoing, if at any time implementation of any provision hereof shall cause the interest contracted for or charged herein and collectible hereunder to exceed the applicable lawful maximum rate, then the interest shall be limited to such lawful maximum.
        c. The Maker shall be liable for any and all costs and expenses of collection of the interest required to be paid hereunder, including, without limitation, reasonable attorneys' fees, arising by virtue of an Event of Default.
        d. This Note shall be subject to and construed in accordance with the laws of the State of Colorado. If any provision herein shall be unenforceable, such unenforceable provision shall not render the remaining provisions hereof unenforceable or invalid.
        e. This Note shall be binding upon the Maker and the Maker may not assign its obligations hereunder without the prior written consent of the Holder. The Holder may assign its rights hereunder, in whole or in part, to one or more corporations, limited liability

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companies, partnerships, trusts or other entities which are under common control with or controlled through equity ownership and/or voting control by, the Holder or Jeffrey P. Jacobs; it being acknowledged that (i) any entity managed by Jacobs Entertainment Ltd. ("JEL") or Jeffrey P. Jacobs, (ii) any entity in which either JEL or Jeffrey P. Jacobs is one of the trustees and/or one of the beneficiaries or (iii) any entity in which either JEL or Jeffrey P. Jacobs beneficially owns 15% or more of the outstanding equity securities constitutes common control.


                                       BLACK HAWK GAMING & DEVELOPMENT
                                       COMPANY, INC.

                                       By: /s/ Stephen R. Roark
                                          -------------------------------------
                                       Title: President
                                              ---------------------------------